Thomas Wessel
22 Cliffwood St.
Lenox, MA 01240
Dear Tom:
This letter agreement sets out the updated terms of your continued employment with Flex Pharma, Inc. (the “Company”) and amends that certain offer letter between you and the Company dated December 23, 2014, as amended on May 27, 2015 (as amended, the “Offer Letter”).
The Company and you agree to the following changes to your employment, effective as of January 8, 2018:

•	Your annual salary will be $343,000, which will be paid bi-monthly in accordance with the Company’s normal payroll procedures.

•	Your target annual bonus potential will be increased to 45% of your adjusted annual salary, with your actual bonus amount determined by the Company’s Board of Directors (or a committee thereof).

•	You will be entitled to 18 PTO days per year.

•	You shall only be required to devote 80% of your business time to the Company.
The Company acknowledges that during the term of your employment, you may evaluate and pursue for your own and exclusive personal benefit other business opportunities, including receiving compensation incidental to any such evaluation. You agree that (i) the evaluation of such other business opportunities will not interfere with your duties and responsibilities to the Company, (ii) you will notify the Company of any business opportunities to which you are devoting significant time or from which you have or will receive compensation, and (iv) such evaluation and service of other business opportunities shall not relieve you of any obligations to abide by the terms of your Employee Confidentiality, Non-Competition and Proprietary Information Agreement, including the non-competition and confidentiality provisions therein.
You acknowledge and agree that the modifications to the terms of your employment pursuant to this letter agreement shall not constitute “Good Reason” under the terms of Offer Letter and you hereby agree to waive your right to terminate your employment with the Company for Good Reason as a result of such modifications.
All other terms and provisions of the Offer Letter not expressly modified hereby shall remain in full force and effect. This letter may not be modified or amended except by a written agreement signed by the Company and you.

Sincerely,
Flex Pharma, Inc.
/s/ William McVicar
Name: William K. McVicar
Title: President and CEO
Date: January 8, 2018

Agreed to and accepted:
/s/ Thomas Wessel
Thomas Wessel
Date: January 8, 2018